EXHIBIT 99.1


          IMCLONE SYSTEMS AND BRISTOL-MYERS SQUIBB ENTER INTO LANDMARK
           COMMERCIALIZATION AGREEMENT FOR IMPORTANT INVESTIGATIONAL
                              CANCER DRUG IMC-C225

           Bristol-Myers Squibb to Acquire an Approximate 20 Percent
                        Equity Stake in ImClone Systems

New York, NY - September 19, 2001 -- ImClone Systems Incorporated (NASDAQ:
IMCL) announced today that it has reached an agreement with Bristol-Myers Squibb Company (NYSE: BMY) to co-develop and co-promote IMC-C225 in the United States, Canada and Japan. IMC-C225 is an investigational drug designed to target and block the Epidermal Growth Factor Receptor (EGFR), which is overexpressed on the surface of certain cancer cells. The companies believe this investigational drug already has great potential in the treatment of several cancers, including colon, head and neck, pancreatic and non-small cell lung cancers. In February 2001, the Food and Drug Administration (FDA) granted ImClone Systems a Fast Track designation for IMC-C225 in the treatment of refractory colon cancer.

The transaction between Bristol-Myers Squibb and ImClone Systems comprises a commercial agreement for the co-development and co-promotion of IMC-C225, as well as the acquisition of an equity stake in ImClone Systems. Under the terms of the commercial agreement, Bristol-Myers Squibb will pay ImClone Systems a total of $1 billion in three cash payments for the achievement of the following milestones: one upon the signing of the agreement, one upon the completion of the Biologics License Application (BLA) submission with the FDA, and one upon the marketing approval of IMC-C225 by the FDA. In addition, ImClone will receive a significant share of product revenues. The term of the commercial agreement runs through at least 2018.

"Our partnership with Bristol-Myers Squibb is a landmark agreement within the biopharmaceutical industry," stated Samuel D. Waksal, Ph.D., president and chief executive officer of ImClone Systems Incorporated. "This agreement pairs the pharmaceutical industry's premier oncology franchise with the leading biotechnology company in the field of oncology which has developed a rich, late-stage pipeline of biologic-based therapeutics. We believe that the strength and vision of this agreement will provide a powerful added value for our shareholders, as well as patients with cancer who may benefit from treatment with IMC-C225."

 "As the worldwide leader in cancer drug development, Bristol-Myers Squibb is constantly searching for breakthrough medicines to help patients in need and ImClone Systems' IMC-C225 represents one of the most important advances in cancer medicine since the introduction of TAXOL(R) (paclitaxel) in 1991," said Peter R. Dolan, chairman and chief executive officer, Bristol-Myers Squibb. "The partnership with ImClone Systems demonstrates our continued commitment to achieve our strategies for growth; focuses our efforts on medicines with blockbuster potential; broadens our growth opportunities through aggressive external development; and is a significant step towards becoming a leader in biologics."

In addition to the commercial agreement, Bristol-Myers Squibb will acquire approximately 14.4 million shares of ImClone Systems stock though a tender offer made to ImClone Systems shareholders at a price of $70 per share. This purchase indicates Bristol-Myers Squibb's long-term interest in ImClone Systems' potential for growth in not only oncology drug development, but also in its biotherapeutic capability, which is highly complementary to Bristol-Myers Squibb's leadership in core therapeutic areas such as oncology. This collaboration is the latest in a series of strategic moves to further strengthen Bristol-Myers Squibb's medicines business, which has been the focus of the company's Strategy for Growth to double sales, earnings and earnings per share between year-end 2000 and 2005. The acquisition is subject to clearance under the Hart-Scott-Rodino Antitrust Improvements Act as well as other customary conditions.

ImClone Systems Incorporated is committed to advancing oncology care by developing a portfolio of targeted biologic treatments, designed to address the medical needs of patients with a variety of cancers. The Company's three programs include growth factor blockers, cancer vaccines and angiogenesis inhibitors. ImClone Systems' strategy is to become a fully integrated biopharmaceutical company, taking its development programs from the research stage to the market. ImClone Systems is headquartered in New York with manufacturing facilities in Somerville, New Jersey.
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ImClone Systems is studying IMC-C225 in a series of Phase II and Phase III clinical trials. The company is conducting Phase II clinical studies of IMC-C225 in combination with standard therapies in patients with various stages of colorectal cancer, pancreatic cancer, head and neck cancer, and non-small cell lung cancer. In addition to the Phase II studies, the company is conducting a Phase III clinical trial combining IMC-C225 with chemotherapy and another study combining IMC-C225 with radiotherapy as first line treatments for head and neck cancer.

Except for the historical information contained herein, the matters discussed in this news release may include forward-looking statements. Actual results may differ materially from those predicted in such forward-looking statements due to the risks and uncertainties inherent in the Company's business, including, without limitation, risks and uncertainties in obtaining and maintaining regulatory approval, market acceptance of and continuing demand for the Company's products, the impact of competitive products and pricing, and the Company's ability to obtain additional financing to support its operations. The Company undertakes no obligation to revise or update this press release to reflect events or circumstances after the date hereof.

IN CONNECTION WITH THE TENDER OFFER, THE COMPANY WILL FILE A SOLICITATION/ RECOMMENDATION STATEMENT WITH THE SECURITIES AND EXCHANGE COMMISSION. INVESTORS ARE URGED TO READ THE ENTIRE SOLICITATION/ RECOMMENDATION STATEMENT WHEN IT BECOMES AVAILABLE BECAUSE IT CONTAINS IMPORTANT INFORMATION. INVESTORS CAN OBTAIN A FREE COPY OF THE SOLICITATION/RECOMMENDATION STATEMENT AND ANY OTHER DOCUMENTS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION AT THE WEB SITE OF THE SECURITIES AND EXCHANGE COMMISSION (www.sec.gov). THE SOLICITATION/RECOMMENDATION STATEMENT AND RELATED DOCUMENTS MAY ALSO BE OBTAINED BY DIRECTING SUCH REQUESTS TO ANDREA F. RABNEY, VICE PRESIDENT, CORPORATE COMMUNICATIONS, (646) 638-5058.